N  E  W  S     R  E  L  E  A  S  E

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG Reports 2006 Third Quarter Increases of

7% in Revenue, 22% in Operating Income

and 30% in Net Income Over Prior Year

BUFFALO, N.Y. — October 24, 2006 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced its financial results for the 2006 third quarter which ended on September 29, 2006.  CTG reported 2006 third quarter revenue of $79.8 million, a 6.7% increase from 2005 third quarter revenue of $74.8 million.  Operating income was $1.7 million in the third quarter of 2006, a 21.6% increase from $1.4 million in the 2005 third quarter.  CTG’s net income for the 2006 third quarter was $0.8 million or $0.05 per diluted share, an increase of 30.0% from 2005 third quarter net income of $0.6 million, or $0.04 per diluted share.  Net income before equity-based compensation expense (1) for the 2006 third quarter was $1.0 million or $0.06 per diluted share, and excludes net equity-based compensation expense of $0.2 million.

“An increase in our higher margin solutions business in the quarter enabled CTG to achieve earnings  at the high end of our guidance despite this quarter’s sequential reduction in revenue and headcount in our lower margin Strategic Staffing business,” said CTG Chairman and Chief Executive Officer James R. Boldt.  “As a result, the mix of our staffing/solutions business improved to 70%/30% in the 2006 third quarter from 73%/27% in the 2006 second quarter.  While the overall solutions market remains below normal levels, we continue to see demand rising for CTG’s niche solutions offerings targeted to our major vertical markets.  While CTG’s headcount is down approximately 500 from the end of the 2006 second quarter due to a significant customer’s reduction for their need in CTG staff, we are still up approximately 800 billable staff from the end of 2004, a good indicator of the strong net growth achieved in our business over the last two years.”

Mr. Boldt continued, “During the quarter, we also secured significant new business wins in both our staffing and solutions businesses.   In our healthcare vertical, we began work on two major transitional outsourcing contracts including our largest ever healthcare transitional outsourcing project, which is valued at $9 million over three years and will fully ramp up in the fourth quarter.  CTG’s European operations were awarded a $4.6 million, multi-year application implementation for a large government agency.  In our Strategic Staffing business, we were among a small number of firms selected as a preferred staffing supplier by a major technology services provider that significantly reduced its number of approved technology services vendors.  We expect this designation to increase future requirements CTG fulfills for this client which should offset some of the recent reduction in staff supplied to another significant staffing customer.”

For the first three quarters of 2006, CTG reported revenue of $249.2 million, a 15.2% increase from revenue of $216.4 million for the first three quarters of 2005. Year-to-date operating income in 2006 was $4.8 million, 37.7% higher than $3.5 million in the same 2005 period.  CTG’s net income in the first three quarters of 2006 was $2.4 million or $0.14 per diluted share, a 38.9% increase from net income of $1.7 million, or $0.10 per diluted share for the first three quarters of 2005.  Net income before equity-based compensation expense (1) for the first three quarters of 2006 was $2.8 million or $0.17 per diluted share, and excludes net equity-based compensation expense of $0.4 million.

During the 2006 third quarter, CTG repurchased 108,153 of its shares in open market transactions.  CTG has repurchased a total of 717,053 shares since announcing a 1.0 million share repurchase authorization on May 12, 2005 in addition to an existing 210,000 share authorization. Mr. Boldt commented, “We believe CTG’s shares remain attractively valued and intend to continue actively repurchasing our shares.”  CTG had no debt at the end of the 2006 third quarter, compared with $3.2 million at the end of the 2006 second quarter.

CTG provided guidance on its revenue and earnings forecasts for the 2006 fourth quarter and updated its guidance for 2006.  Based on current business and market conditions, CTG expects that for the fourth quarter of 2006 its revenue will range from $79.0 million to $81.0 million, net income per diluted share before equity-based compensation (1) will range from $0.05 to $0.07, and net income per diluted share will range from $0.04 to $0.06.  CTG now expects that its 2006 revenue will range from

$328 million to $330 million, an increase of 11 to 12 percent over 2005. The Company currently anticipates its 2006 net income per diluted share will be in the range of $0.18 to $0.20, an increase of 29 to 43 percent over 2005. Net income per diluted share before equity-based compensation expense (1)  for 2006 is currently projected to be $0.22 to $0.24.

Mr. Boldt concluded, “We are seeing significant opportunities in several areas of our business with the most promising in our healthcare practice in both the United States and Europe. The ramp-up in the support we are providing on the United Kingdom national healthcare systems project is proceeding and we anticipate that there is also potential for significant new work in Europe as other countries are expected to follow the UK’s lead and modernize their healthcare IT systems.  Financially, we remain very solid with no debt at the end of the third quarter of 2006 despite the repurchase over 100,000 of our shares during the quarter.  We are on track for our second consecutive year of double digit EPS growth and our expanding higher margin solutions business points to further improvement in CTG’s operating profitability going forward.”

Backed by 40 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,300 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2005 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2005 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1) On January 1, 2006, the Company adopted the provisions of FAS No. 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.   No compensation cost was recognized in the statements of income for either the quarter or three quarter’s ended September 30, 2005 as the Company continued to apply the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and related interpretations, as all options granted by the Company had an exercise price that was equal to or greater than the underlying common stock at the date of grant.

For the purposes of this calculation, Net Income and Net Income per Diluted Share before Equity-Based Compensation Expense excludes all equity-based compensation expense, net of income tax.  Net Income and Net income per Diluted Share before Equity-Based Compensation Expense are not  measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, net income or net income per diluted share calculated in accordance with GAAP.  As the calculation of Net Income or Net Income per Diluted Share before Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare net income or net income per diluted share year-over-year on a consistent basis.  To mitigate this limitation, the Company has provided net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

The Company has provided these additional disclosures because net income and net income per share calculated on a GAAP basis are not comparable year-over-year, and the Company did not incur any equity-based compensation expense in 2005.  Accordingly, this reconciliation allows the Company to evaluate the financial results of its operations year-over-year on a consistent basis.  Other than to measure net income and net income per share year-over-year on a consistent basis, the Company does not utilize Net Income or Net Income per Diluted Share before Equity-Based Compensation Expense for any other purpose.

CTG will hold a conference call on Wednesday October 25, 2006 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time October 25, 2006 and 1:00 PM Eastern Time October 28, 2006 by dialing 1-800-475-6701 and entering the conference ID number 816210.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005

Revenue	$79,830	$74,805	$249,238	$216,398

Direct costs	61,595	57,920	194,178	166,595

Selling, general and administrative expenses	16,493	15,452	50,214	46,284

Operating income	1,742	1,433	4,846	3,519

Net other expense	(143)	(362)	(614)	(956)

Income before income taxes	1,599	1,071	4,232	2,563

Provision for income taxes	767	431	1,805	816

Net income	$832	$640	$2,427	$1,747

Net income per share:

Basic	$0.05	$0.04	$0.15	$0.10

Diluted	$0.05	$0.04	$0.14	$0.10

Weighted average shares outstanding:
Basic	16,349	16,721	16,448	16,778

Diluted	16,653	17,050	16,775	17,107

Calculation of Net Income and Net Income per Diluted Share

before Equity-Based Compensation Expense (1)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 29, 2006	Sept. 30, 2005	Sept. 29, 2006	Sept. 30, 2005

Net income	$832	$640	$2,427	$1,747

Equity-based compensation, net of income tax	167	-	401	-

Net income before equity-based
compensation expense	$999	$640	$2,828	$1,747

Net income per diluted share before
equity-based compensation expense	$0.06	$0.04	$0.17	$0.10

COMPUTER TASK GROUP, INCORPORATED (CTG) Condensed Consolidated Balance Sheets (Unaudited) (amounts in thousands)

	Sept. 29, 2006	Sept. 30, 2005		Sept. 29, 2006	Sept. 30, 2005
Current Assets:			Current Liabilities:
Cash and cash equivalents	$3,363	$4,133	Accounts payable	$6,402	$7,792
Accounts receivable, net	53,315	67,224	Accrued compensation	28,138	25,753
Other current assets	4,255	3,713	Other current liabilities	7,895	6,866

Total Current Assets	60,933	75,070	Total Current Liabilities	42,435	40,411
Property and equipment, net	6,134	6,557	Long-term debt	-	17,920
Goodwill	35,678	35,678	Other liabilities	9,852	9,236
Other assets	9,471	7,709	Shareholders' equity	59,929	57,447
Total assets	$112,216	$125,014	Total Liabilities and Shareholders' Equity	$112,216	$125,014

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.